UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event)
May 31, 2017 (May 26, 2017)

STEALTH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53346
(Commission File No.)

801 West Bay Drive, Suite 470
Largo, Florida   33770
(Address of principal executive offices and Zip Code)

(727) 330-2731)
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 26, 2017, we entered into a Securities Purchase Agreement (the "Agreement") with Crossover Capital Fund II, LLC ("Crossover") located in Bainbridge Island, Washingon wherein we issued two convertible redemmable promissory notes, each in the amount of $63,000 or a total of $126,000.  Both notes are due on May 23, 2018.  The first note may be prepaid in accordance with the terms contained therein.  The second note may not be prepaid, except pursuant to the terms of paragraph (c) of the second note.

As part and parcel of the foregoing transactions, 30,455,000 shares of our common stock have been reserved at Action Stock Transfer Coporation, our transfer agent, for possible issuance upon the conversion of the notes into shares of our common stock.

ITEM 3.02     UNREGISTERED SALE OF EQUITY SECURITIES.

On May 26, 2017, we entered into a Securities Purchase Agreement (the "Agreement") with Crossover Capital Fund II, LLC ("Crossover") located in Bainbridge Island, Washingon wherein, we issued two convertible redemmable promissory notes, each in the amount of $63,000 or a total of $126,000.  Both notes are due on May 23, 2018.  The first note may be prepaid in accordance with the terms contained therein.  The second note may not be prepaid, except pursuant to the terms of paragraph (c) of the second note.

As part and parcel of the foregoing transactions, 30,455,000 shares of our common stock have been reserved at Action Stock Transfer Coporation, our transfer agent, for possible issuance upon the conversion of the notes into shares of our common stock.

We have relied on the exemptions from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), in that Crossover was furnished with the same information about us that could be found in Part I of a Form S-1 registration and Crossover is a "sophisticated investor" as the term is defined in the rules, regulations, and decisions of the Securities and Exchange Commission (the "Commission"); further, Crossover has represented it is an "accredited investor" as that term is defined in Reg. 501(a) of the Act.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)       Exhibits.

Exhibit	Document Description

10.1	Agreement with Crossover Capital Fund II, LLC
10.2	8% Convertible Redeemable Note Due May 23, 2018
10.3	8% Convertible Redeemable Note Due May 23, 2018 – Back End

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 31st day of May 2017.

STEALTH TECHNOLOGIES, INC.

BY:	BRIAN McFADDEN
Brian McFadden, President

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